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                                                                    EXHIBIT 99.1


                 NEWS FROM VISTA 2000, INC. (NASDAQ; VIST)
VISTA 2000, INC.                            For additional information
11660 Alpharetta Highway                    A. Richard Marshall
Roswell, GA 30076                           Investor Relations VISTA 2000, INC.
SEPTEMBER 29, 1995                                      770-751-3776

                VISTA 2000, INC. COMPLETES TENDER OFFER FOR
                      AMERICAN CONSUMER PRODUCTS, INC.

ROSWELL, GA, SEPTEMBER 29, 1995. . . . VISTA 2000,INC. (NASDQ: VIST, VISTW)
announced today the succesful completion of its tender offer to acquire the common stock of American Consumer Products, Inc. (NASDQ:ACPI) at $5.30 per share in cash. Approximately 2,494,064 shares of ACPI's common stock were tendered pursuant to VISTA's tender offer, according to a preliminary count by Harris Trust Company of New York, the depository for the tender offer. The tender offer expired by its terms at 12:00 midnight, New York City time, on Thursday, September 28.

Vista has accepted all validly tendered shares for payment at $5.30 per share. The tendered shares, when aggregated with the 22,000 shares held by Vista prior to commencement of the tender offer, represent approximately 96% of the outstanding shares of common stock of ACPI on a fully diluted basis. Vista expects to commence payment for all validly tendered shares on Monday, October 2.

The preliminary count includes shares tendered by notice of guaranteed delivery, and is subject to final verification.

AMERICAN CONSUMER PRODUCTS, INC. manfactures and distributes consumer hardware products, including key blanks, key related accessories, knives, letters, numbers and signs, driveway markers, snow shovels and pet products, as well as gloves and other items through its Boss Manufacturing subsidary, which are sold by ACPI's national field sales force to hardware, mass merchandise and DIY retailers across the United States. In addition, ACPI's national field sales organazation represents Pawtucket Fasteners for the sale of Sharon Fastener Products (nuts, bolts and screws).

VISTA 2000, INC. consists of a holding company with four divisions. Its appliance division provides high value appliances for personal safety and home security including gas detectors and wireless home security systems; its housewares divison is a leading supplier of kitchen and convience housewares; its hardware divison has over 6,000 products including keys, fastners, and other various lines, its distribution group provides both sales and service to over 25,000 retailers nationwide, and has a direct to consumer sales group which promotes its products through a direct to consumer catalog and on television.